                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*


                             BostonFed Bancorp, Inc.
                 ---------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
      ---------------------------------------------------------------------
                         (Title of Class of Securities)


                                    101178101
                 -----------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
                               -------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          /x/  Rule 13d-1(b)

          /_/  Rule 13d-1(c)

          /_/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 101178101

----       ---------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Boston Federal Savings Bank
           Employee Stock Ownership Plan
----       ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
           (a) /__/
           (b) /__/

----       ---------------------------------------------------------------------
3.         SEC USE ONLY

----       ---------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           Federally chartered stock savings institution's employee stock benefit plan organized in Massachusetts.

-------------   ----    --------------------------------------------------------
NUMBER OF         5.    SOLE VOTING POWER
SHARES                       85,575
BENEFICIALLY    ----    --------------------------------------------------------
OWNED BY          6.    SHARED VOTING POWER
EACH                         478,547
REPORTING       ----    --------------------------------------------------------
PERSON            7.    SOLE DISPOSITIVE POWER
WITH                          564,122
                ----    --------------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER
                                 0
----       ---------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    564,122

----       ---------------------------------------------------------------------
10.        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)

----       ---------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    12.7% of 4,450,653 shares of Common Stock outstanding as of December 31, 2001.

----       ---------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                    EP
--------------------------------------------------------------------------------



                                Page 2 of 6 Pages

                           BOSTON FEDERAL SAVINGS BANK
                          EMPLOYEE STOCK OWNERSHIP PLAN

                                 SCHEDULE 13G/A

ITEM 1.

     (a)     Name of Issuer:

             BostonFed Bancorp, Inc.

     (b)     Address of Issuer's Principal Executive Offices:

             17 New England Executive Park
             Burlington, Massachusetts  01803

ITEM 2.

     (a)      Name of Person Filing:

              Boston Federal Savings Bank
              Employee Stock Ownership Plan
              Trustee: Investors Bank & Trust Company
                       150 Royall Street
                       Canton, Massachusetts  02021

     (b)      Address of Principal Business Office or, if none, Residence:

              17 New England Executive Park
              Burlington, Massachusetts  01803

     (c)      Citizenship:

              See Page 2, Item 4.

     (d)      Title of Class of Securities:

              Common Stock, par value $0.01 per share

     (e)      CUSIP Number:

              See Page 1.


                                Page 3 of 6 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:

          (f) [x] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

ITEM 4.   OWNERSHIP.

          Provide the following information regarding the aggregat number and percentage of the class of securities of the issuer identified in Item 1.

          (a)   Amount beneficially owned: See Page 2, Item 9.

          (b)   Percent of class: See Page 2, Item 11.

          (c)   Number of shares as to which the person has:

                (i)         Sole power to vote or to direct the vote:
                            See Page 2, Item 5.

                (ii)        Shared power to vote or to direct the vote:
                            See Page 2, Item 6

                (iii)       Sole power to dispose or to direct the
                            disposition of:
                            See Page 2, Item 7.

                (iv) Shared power to dispose or to direct the disposition of:
                            See Page 2, Item 8.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A



                                Page 4 of 6 Pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                Page 5 of 6 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 7, 2002
                  --------------------------------------------
                                     (Date)

                                /s/ John A. Simas
                  --------------------------------------------
                                   (Signature)

                                  John A. Simas
                  Power of Attorney for Administrative Trustee
                  --------------------------------------------
                                  (Name/Title)




                                Page 6 of 6 Pages